Exhibit 99.1

FOR IMMEDIATE RELEASE

PAETEC Announces Expiration of Consent Solicitation

and Receipt of Requisite Consents

FAIRPORT, N.Y. – August 16, 2011 - PAETEC Holding Corp. (NASDAQ GS: PAET) (“PAETEC” or the “Company”) announced that its previously announced consent solicitation (the “Consent Solicitation”) seeking consents of the holders (the “Holders”) of its 9.5% Senior Notes due 2015 (CUSIP No. 695459AB3, the “2015 Notes”), 8 7/8% Senior Secured Notes due 2017 (CUSIP No. 695459AD9, the “2017 Notes”), and 9 7/8% Senior Notes due 2018 (CUSIP No. 695459AF4, the “2018 Notes”) (collectively, the “Notes”) expired today at 5:00 p.m., New York City time (the “Expiration Date”). As of the Expiration Date, i-DEAL LLC, which acted as the tabulation agent in the Consent Solicitation, advised the Company that it had received the consent of a majority in principal amount of each series of Notes (excluding Notes owned by any affiliate of the Company), and the Company determined that all other conditions to the completion of the Consent Solicitation were satisfied.

The purpose of the Consent Solicitation was to adopt an amendment to the indentures governing each series of Notes. The amendment provides that the Company’s obligation under each indenture to make an offer to purchase all of the outstanding 2015 Notes, 2017 Notes, or 2018 Notes, as applicable, will not apply as a result of the previously announced proposed acquisition of the Company by Windstream Corporation (“Windstream”) and clarifies the Company’s obligations under the reporting covenant in each indenture governing the Notes. The Company has executed a supplemental indenture with respect to each of the indentures effecting the proposed amendment.

The Company will pay to the holders of record of Notes as of 5:00 p.m., New York City time, on August 2, 2011, who delivered valid and unrevoked consents prior to the Expiration Date a cash payment for consents delivered by such holders of Notes (the “Consent Fee”). The Company will promptly pay (i) with respect to the 2015 Notes, a Consent Fee equal to $750,000, which amount will be paid to consenting holders on a pro rata basis, (ii) with respect to the 2017 Notes, a Consent Fee equal to $1,625,000, which amount will be paid to consenting holders on a pro rata basis, and (iii) with respect to the 2018 Notes, a Consent Fee equal to $1,125,000, which amount will be paid to consenting holders on a pro rata basis. Holders of Notes for which no consent was delivered will not receive a Consent Fee, even though the amendment to the indenture governing the applicable series of Notes binds all holders of Notes and their transferees. Each Holder of Notes that delivered consents will be notified by the information agent of such Holder’s pro rata share of the applicable Consent Fee in connection with the Consent Fee payment.

J.P. Morgan Securities LLC acted as solicitation agent and i-DEAL LLC acted as information agent in connection with the Consent Solicitation.

The Company intends to file a Current Report on Form 8-K with the SEC that will include a copy of each supplemental indenture. Holders of the Notes may obtain a free copy of each supplemental indenture when it becomes available at the SEC’s website at www.sec.gov and at PAETEC’s website at www.paetec.com. Free copies of each supplemental indenture also may be obtained upon written request to PAETEC Investor Relations, 600 Willowbrook Office Park, Fairport, NY 14450 or by calling 1-877-472-3832.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing communications and energy solutions in 86 of the top 100 metropolitan areas across the United States. We offer a comprehensive suite of network services (voice, data and fiber solutions), as well as managed services, cloud and data center services, software and technology, and energy services. For more information, visit www.paetec.com.

Additional Information about the Merger and Where to Find It

This press release may be deemed to be solicitation material in respect of the proposed merger of PAETEC Holding Corp. and Windstream. In connection with the proposed merger,

Windstream will file a Registration Statement on Form S-4 with the SEC that will contain a proxy statement/prospectus. PAETEC investors and security holders are advised to read the proxy statement/prospectus and any other relevant documents filed with the SEC when they become available because those documents will contain important information about PAETEC, Windstream and the proposed merger. The final proxy statement/prospectus will be mailed to stockholders of PAETEC. Investors and security holders may obtain a free copy of the proxy statement/prospectus when it becomes available at the SEC’s website at www.sec.gov. Free copies of the proxy statement/prospectus, when it becomes available, may also be obtained from Windstream upon written request to Windstream Investor Relations, 4001 Rodney Parham Road, Little Rock, AR 72212 or by calling 1-866-320-7922, or upon written request to PAETEC Investor Relations, 600 Willowbrook Office Park, Fairport, NY 14450 or by calling 1-877-472-3832.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Certain Information Regarding Participants

PAETEC and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from PAETEC’s stockholders with respect to the proposed merger transaction. Security holders may obtain information regarding the names, affiliations and interests of such individuals in PAETEC’s Annual Report on Form 10-K/A for the year ended December 31, 2010, which was filed with the SEC on April 12, 2011, and its definitive proxy statement for the 2011 annual meeting of stockholders, which was filed with the SEC on April 20, 2011. Additional information regarding the interests of such individuals in the proposed merger transaction will be included in the proxy statement/prospectus relating to the proposed transaction when it is filed with the SEC. These documents may be obtained free of charge from the SEC’s website at www.sec.gov, PAETEC’s website at www.paetec.com and Windstream’s website at www.windstream.com.

Media Contact Chris Muller (585) 340-8218 chris.muller@paetec.com	Investor Contact Pete Connoy (585) 340-2649 peter.connoy@paetec.com

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